UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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CENTRAL PACIFIC FINANCIAL CORP.
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CHAIRMAN’S MESSAGE	March 17, 2011

I am pleased to report that in 2010 and during the first few months of this year, significant progress was made in improving credit quality, in raising additional capital and in improving our financial performance. Further, through the dedicated efforts of our entire team, we strengthened the company’s leadership role in supporting small businesses and homeownership in our community.

While there is more work ahead relative to improving our credit quality, substantial reductions in non-performing assets were realized in 2010. A strong focus on loan restructurings and loan sales yielded meaningful reductions in our land and development loan portfolios, which have been our primary areas of credit risk exposure.

The infusion of $325 million of new capital from the private sector on February 18, 2011 provided CPF with capital ratios exceeding regulatory requirements and guidelines. We are now well positioned to meet our near and long-term challenges as we continue to strengthen our core franchise.

With the recapitalization, we welcomed two new directors to the Company’s and Bank’s boards, James F. Burr and Alvaro J. Aguirre, representing our co-lead investors, The Carlyle Group and Anchorage Capital Group, LLC, respectively. These individuals bring experiences and knowledge that will benefit the management team and our company. We look forward to working collaboratively with them.

In connection with the recapitalization, we have also reduced the size of our boards. On behalf of our Company and our Bank, I want to express our sincerest appreciation to former board members Richard J. Blangiardi, Jeffery S. Cavanaugh, B. Jeannie Hedberg, Ronald K. Migita, Mike K. Sayama, Maurice H. Yamasato, and Dwight L. Yoshimura for their contributions and unwavering commitment during the past several years, many of which were quite challenging. We look forward to continuing to work with them and seek their counsel as advisors in the coming years.

Despite the challenges in 2010, we have maintained our support of Hawaii’s small business community. We are honored to have been named the U.S. Small Business Administration’s SBA Lender of the Year in our category in 2010, and with this, now have achieved this award in six of the past seven years. We are also proud to have played a leadership role in supporting homeownership in Hawaii with more residential first mortgage originations in 2010 than any other Hawaii bank.

The key to the core franchise value of our company is the strong customer relationships that have developed over the years. We remain focused on the high level of customer service quality and care for which our institution has become known. This service culture has driven Central Pacific Bank for the past 57 years, and it is a legacy that we are committed to sustaining for generations to come.

We sincerely appreciate the support of our shareholders. As a community bank, we are poised to grow with the communities we serve in the State of Hawaii, while also being a driver of this growth. With a strengthened management team, a clear vision, and a solid capital base, we are moving forward with renewed strength, determination and confidence.

/s/ John C. Dean
John C. Dean
Executive Chairman of the Board